                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                             -----------------------



                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                   MAY 3, 2000

                    -----------------------------------------

                           EN POINTE TECHNOLOGIES, INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                        COMMISSION FILE NUMBER 000-28052


             DELAWARE                             NUMBER: 75-2467002
   (STATE OR OTHER JURISDICTION OF               I.R.S. EMPLOYER I. D.
    INCORPORATION OR ORGANIZATION)


                       100 N. SEPULVEDA BLVD., 19TH FLOOR
            EL SEGUNDO, CALIFORNIA                         90245
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)              (ZIP CODE)


                                 (310) 725-5200
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5. Other Events.

i) The Company announces that its web procurement business-to-business subsidiary, SupplyAccess, Inc., recently completed a subsequent funding of a private placement of Series A preferred stock with a large software company in the gross amount of $4 million. Such funding resulted in the sale of 2,666,666 shares of preferred stock at $1.50 per share, representing 7.89% of the total of 33,794,985 shares of outstanding stock. With the conclusion of this sale, the Company's ownership in SupplyAccess, Inc. is 41.54%.

ii) In the Company's Annual Report on Forms 10-K for the fiscal year ended September 30, 1999 (as filed with the Securities and Exchange Commission on January 13, 2000) the Company reported that in connection with that certain litigation originally filed April 29, 1997 in the Superior Court for the County of Los Angeles, under the case name Novaquest Infosystems, et. al. v. En Pointe Technologies, Inc., et al., the court had taken under submission Plaintiffs' claim for costs and attorney's fees, but had not yet ruled. The Company then stated, in connection with the claim for attorney's fees, that it did not believe that a judge would find reasonable the expending of $1,800,000 to recover $50,000.

On April 27, 2000, the court issued its ruling on Plaintiffs' request for attorneys' fees and costs. The court awarded plaintiffs $1,112,853 in attorneys' fees for a recovery of $50,000, as well as $105,249 in costs.

The Company intends to appeal the Court's ruling on attorneys' fees. The Company believes that an award of $1,112,853 in attorneys' fees to recover $50,000 should not be sustained. Nonetheless, in view of the ruling, the Company will recognize a charge to reported income of approximately $1.175 million for the quarter ending March 31, 2000, to provide for this potential loss.

     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          EN POINTE TECHNOLOGIES, INC.

Date: May 4, 2000

/s/ Javed Latif
----------------------------------------
By: Javed Latif, Chief Financial Officer